EXHIBIT 99.1
EZCORP COMPLETES VALUE FINANCIAL SERVICES ACQUISITION
AUSTIN, Texas (January 2, 2009) — EZCORP, Inc. (NASDAQ: EZPW) announced today that on December 31, 2008, it completed its acquisition of Value Financial Services, Inc. (“Value”). Value operated 67 pawnshops in Florida (59), Tennessee (4), Georgia (3) and Mexico (1).
Coinciding with this acquisition, EZCORP closed on a $120 million credit facility, consisting of a $40 million term loan and an $80 million revolving line of credit. At closing, EZCORP borrowed only $40 million on the term loan, leaving the $80 million revolving line of credit unused.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “We believe this is an excellent acquisition in very good pawn markets. We expect this acquisition to strengthen our overall portfolio of pawn stores and to be accretive to our fiscal 2009 earnings. With our strong cash flow and unused capacity on our new credit facility, we are poised to continue investing in and growing our business.”
Rotunda continued, “Following completion of the acquisition on December 31st, John Thedford, Value’s former Chief Executive Officer, made the decision not to join the EZCORP team. We wish John well in his future endeavors.”
On December 31, 2008, there was an unauthorized release of information to the press regarding this acquisition. This information contained several factual errors and misrepresentations. For a complete and accurate description of this transaction we refer interested parties to the proxy statement/prospectus contained in EZCORP’s Form S-4, which became effective with the Securities and Exchange Commission on December 2, 2008.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of December 31, 2008, EZCORP operated a total of 890 locations in the U.S. and Mexico (including the locations acquired from Value) consisting of 412 pawnshops in the U.S. (371) and Mexico (41) and 478 U.S signature loan stores.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to anticipated benefits of an acquisition. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.